UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report
March 9, 2011
(Date of earliest event reported)

GLOBAL GEOPHYSICAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34709	05-0574281
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

13927 South Gessner Road
Missouri City, TX 77489
(Address of principal executive offices)

(713) 972-9200
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Global Geophysical Services, Inc. (“GGS”) announces that Richard A. Degner, President and CEO, Thomas J. Fleure, Senior VP of Geophysical Technology, Craig A. Lindberg, Senior VP of Strategic Initiatives, and Kirk L. Girouard, VP South America (each may individually be referred to as “Insider” and collectively as “Insiders”) have each adopted a written stock plan in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934 (the “Exchange Act”) for the purpose of diversifying their holdings by selling limited amounts of their respective equity holdings in GGS.  Each written stock plan satisfies GGS’ Insider Trading Policy with respect to employee stock transactions and meets the guidelines specified under Rule 10b5-1 of the Exchange Act.  The plans were adopted during GGS' unrestricted trading window and at a time when none of the participants was in possession of material, non-public information about GGS.   Using these plans, Insiders can gradually diversify their investment portfolios, can spread stock trades out over an extended period of time to reduce market impact, and can avoid concerns about whether they had material, non-public information when they sold their stock.

Under the terms of Mr. Degner’s stock plan, he intends to sell approximately 325,000 shares of GGS’ common stock.  Assuming all price constraints are satisfied for the shares that are the subject of Mr. Degner’s stock plan, Mr. Degner will still own approximately 2,081,519 shares of GGS’ common stock.  The other three Insiders referenced above plan to sell approximately 672,000 shares of GGS’ common stock out of their combined total of approximately 1,871,948 shares of GGS’ common stock; and, assuming all price constraints are satisfied for the shares that are the subject of their respective stock plans, these three Insiders will still own an approximate total of 1,199,948 shares of GGS’ common stock.

All stock transactions entered into under these written stock plans will be disclosed publicly through Form 4 and Form 144 filings with the Securities and Exchange Commission.  GGS does not undertake any obligation to report future Rule 10b5-1 plans that may be adopted by any of its insiders from time to time, or to report any modification or termination of such plans, except to the extent required by law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL GEOPHYSICAL SERVICES, INC.

March 9, 2011	By: /s/ P. Mathew Verghese
P. Mathew Verghese Senior Vice President and Chief Financial Officer